Exhibt 99.1

Enova Announces New Board Member Lindsay Corby

CHICAGO, August 7, 2024 /PRNewswire/ -- Enova International (NYSE: ENVA), a leading financial services company powered by machine learning and world-class analytics, announced today that Lindsay Corby will join Enova’s Board of Directors, effective immediately.

“We are excited to welcome Lindsay to Enova’s Board,” said David Fisher, Enova CEO. “Her extensive financial industry experience will be a tremendous asset as we continue to execute our focused growth strategy and deliver value to shareholders.”

Corby currently serves as Chief Financial Officer at Chicago Trading Company. Prior to that, she served as Chief Financial Officer at Byline Bank, the banking subsidiary of Byline Bancorp, Inc., and held senior leadership roles at BXM Holdings, Inc. and Keefe and Bruyette & Woods. Corby also served on the boards of QCR Holdings, Inc. (NASDAQ: QCRH) and Innerworkings, Inc. (NASDAQ: INWK). She holds an M.S. in Accounting, a B.A. in Spanish and a B.B.A. in Accounting from Southern Methodist University, and is a registered Certified Public Accountant.

About Enova

Enova International (NYSE: ENVA) is a leading financial services company with powerful online lending that serves small businesses and consumers who are underserved by traditional banks. Through its world-class analytics and machine learning algorithms, Enova has provided more than 10.5 million customers with over $56 billion in loans and financing. You can learn more about the company and its portfolio of businesses at www.enova.com.

SOURCE Enova International, Inc.

For further information:

Public Relations Contact:

Erin Yeager

Email: media@enova.com

Investor Relations Contact:

Lindsay Savarese

Office: (212) 331-8417

Email: IR@enova.com

Cassidy Fuller

Office: (415) 217-4168

Email: IR@enova.com